Rule 424(b)(2)
                                          File Nos. 333-131707 and 333-131707-03

                                                                  Rule 424(b)(2)
                                          File Nos. 333-131707 and 333-131707-03

PRICING SUPPLEMENT NO. 7 DATED April 24, 2006

     (To Prospectus Dated February 9, 2006 and Prospectus Supplement Dated February 13, 2006)

                        COUNTRYWIDE FINANCIAL CORPORATION
                           Medium-Term Notes, Series B
                   Due Nine Months or More From Date of Issue
                     Payment of Principal, Premium, if any,
              and Interest Fully and Unconditionally Guaranteed by
                          COUNTRYWIDE HOME LOANS, INC.
                                Fixed Rate Notes



Trade Date:                April 24, 2006                     Book Entry:    |X|
Public Offering Price:     100.00%                            Certificated:  |_|
Agent Discount:            3.38782%         Principal Amount:     $16,205,000
Purchase Price:            96.61218%        Net Proceeds:         $15,656,003.75
Original Issue Date:       April 28, 2006   Specified Currency:     U.S. Dollars
Stated Maturity Date:      April 28, 2036
Interest Rate:             6.30%



Exchange Rate Agent:       N/A

Agent:                     Countrywide Securities Corporation

Minimum Denomination:      $1,000

     Interest Payment Dates: Monthly, on the 28th of every month commencing May 28, 2006
Record Dates: 15 days prior to the Interest Payment Date


Redemption:                                               Repayment:


     Check box opposite applicable paragraph: Check box opposite applicable paragraph:
     |_| The Notes cannot be redeemed prior to maturity. |X| The Notes cannot be repaid prior to maturity.
     |X| The Notes may be redeemed prior to maturity. |_| The Notes may be repaid prior to maturity.
     Initial Redemption Date: April 28, 2011 Optional Repayment Dates:
     Initial Redemption Percentage: 100.00%
     Annual Redemption Percentage Reduction, if any:


Estate Option:  Check box if the Estate Option is applicable  |X|


Additional/Other           Terms: The Notes may be redeemed on the 28th of each
                           month, in whole or in part, on or after the Initial
                           Redemption Date upon 10 business days' notice to the Holder.

         The Notes to which this Pricing Supplement relates will constitute unsecured and unsubordinated indebtedness of Countrywide Financial Corporation and will rank equally with other unsecured and unsubordinated indebtedness of Countrywide Financial Corporation. As of December 31, 2005, Countrywide Financial Corporation, on an unconsolidated basis, had no secured indebtedness outstanding, $15,098,382,000 aggregate principal amount of unsecured and unsubordinated indebtedness outstanding, which indebtedness ranked equally with the other unsecured and unsubordinated indebtedness of Countrywide Financial Corporation and will rank equally with the Notes to which this Pricing Supplement relates, $500,000,000 aggregate principal amount of unsecured and subordinated indebtedness outstanding and $235,913,000 of intercompany notes payable. As of that date, Countrywide Home Loans had $19,051,898,000 aggregate principal amount of secured indebtedness outstanding, including $10,730,247,000 of intercompany borrowings, and $17,932,690,000 aggregate principal amount of unsecured and unsubordinated indebtedness outstanding, including $12,581,000 of intercompany borrowings, which indebtedness ranked equally with the other unsecured and unsubordinated indebtedness of Countrywide Home Loans and will rank equally with the Guarantees to which this Pricing Supplement relates.

         You should rely only on the information contained or incorporated by reference in this Pricing Supplement and the accompanying Prospectus Supplement and Prospectus. Countrywide Financial Corporation and Countrywide Home Loans have not, and the Agent(s) have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Countrywide Financial Corporation and Countrywide Home Loans are not, and the Agent(s) are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

         You should assume that the information appearing in this Pricing Supplement and the accompanying Prospectus Supplement and Prospectus is accurate as of the date on the front cover of this Pricing Supplement only. The business, financial condition, results of operations and prospects of Countrywide Financial Corporation and Countrywide Home Loans may have changed since that date.